Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2020 SECOND QUARTER RESULTS
Revenues of $47.4 billion for the Second Quarter, a 9.5% Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $4.64 and Adjusted Diluted EPS of $2.40
Adjusted Diluted EPS Guidance Range Revised to $7.35 to $7.65 for Fiscal 2020

VALLEY FORGE, PA, May 7, 2020 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2020 second quarter ended March 31, 2020, revenue increased 9.5 percent to $47.4 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $4.64 for the March quarter of fiscal 2020, compared to $0.13 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 13.7 percent to $2.40 in the fiscal second quarter.

The Company revised its adjusted diluted EPS guidance for fiscal 2020 to a range of $7.35 to $7.65, from $7.55 to $7.80 previously. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2020 Expectations.

"While we are pleased to report another quarter of strong revenue and adjusted diluted EPS growth in the second quarter of fiscal 2020, we are even prouder of the impressive work being done across our company to ensure continued patient access to pharmaceuticals in the midst of the COVID-19 pandemic," said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

AmerisourceBergen’s protocols to protect and support the health and wellness of its associates have been enhanced during the COVID-19 pandemic and the Company has business continuity plans in place that are designed to help ensure the continued operation of critical business functions.

"I have been inspired by the actions of our associates to be innovative and solution-oriented to meet the complex needs of our upstream and downstream partners," Mr. Collis continued. "AmerisourceBergen's diligence, actions and thoughtfulness in navigating this pandemic have been guided by our purpose of being united in our responsibility to create healthier futures and have proven vital for all our stakeholders."

Second Quarter Fiscal Year 2020 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$47.4B	$47.4B
Gross Profit	$1.4B	$1.4B
Operating Expenses	$1,079M	$745M
Operating Income	$310M	$672M
Interest Expense, Net	$34M	$34M
Effective Tax Rate	(251.6)%	21.5%
Net Income Attributable to ABC	$960M	$497M
Diluted Earnings Per Share	$4.64	$2.40
Diluted Shares Outstanding	207M	207M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

Second Quarter GAAP Results

•
Revenue: In the second quarter of fiscal 2020, revenue was $47.4 billion, up 9.5 percent compared to the same quarter in the previous fiscal year, reflecting a 9.3 percent increase in Pharmaceutical Distribution Services revenue and a 12.7 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2020 second quarter was $1.4 billion, a 2.6 percent decrease compared to the same period in the previous fiscal year. Gross profit in the current year quarter was unfavorably impacted by LIFO expense in comparison to a LIFO credit in the prior year period and significantly lower gains from antitrust litigation settlements, offset in part by increases in gross profit in Pharmaceutical Distribution Services and Other. Gross profit as a percentage of revenue was 2.93 percent, a decrease of 36 basis points from the prior year quarter.

•
Operating Expenses: In the second quarter of fiscal 2020, operating expenses were $1,078.6 million, compared to $1,377.2 million in the same period last fiscal year. The decrease in operating expenses was primarily due to the $223.7 million impairment of PharMEDium's assets compared to a $570.0 million impairment of PharMEDium's assets in the same period in the previous fiscal year. Operating expenses as a percentage of revenue in the fiscal 2020 second quarter was 2.27 percent, compared to 3.18 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2020 second quarter, operating income increased to $309.5 million from $47.6 million in the prior year quarter due to the decrease in operating expenses. Operating income as a percentage of revenue was 0.65 percent in the second quarter of fiscal 2020, compared to 0.11 percent for the same period in the previous fiscal year.

•
Interest Expense, Net: In the fiscal 2020 second quarter, net interest expense of $34.4 million was down 20.5 percent versus the prior year quarter primarily due to certain build-to-suit leases now being accounted for as operating leases, resulting from the adoption of the new lease accounting standard.

•
Effective Tax Rate: The effective tax rate was (251.6) percent for the second quarter of fiscal 2020. The effective tax rate in the quarter was primarily impacted by tax benefits associated with the Company's decision to permanently exit the PharMEDium compounding business. The prior year's second quarter effective tax rate of (49.5) percent was favorably impacted by the $570.0 million impairment of PharMEDium's assets.

•
Diluted Earnings Per Share: Diluted earnings per share was $4.64 in the second quarter of fiscal 2020 compared to $0.13 in the previous fiscal year’s second quarter. This increase was primarily due to the discrete income tax benefits recognized in the current year period.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2020 were 207.1 million, a 2.6 percent decline versus the prior fiscal year second quarter primarily due to share repurchases.

Second Quarter Adjusted (non-GAAP) Results

The comments below compare adjusted results, which exclude: gain from antitrust litigation settlements; LIFO expense/credit; PharMEDium remediation and shutdown costs; New York State Opioid Stewardship Act; contingent consideration adjustment; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of PharMEDium's assets; certain discrete tax benefits; and a gain on the sale of an equity investment.

•
Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2020, revenue was $47.4 billion, up 9.5 percent compared to the same quarter in the previous fiscal year, reflecting a 9.3 percent increase in Pharmaceutical Distribution Services revenue and a 12.7 percent increase in revenue within Other.

•
Adjusted Gross Profit: Adjusted gross profit in the fiscal 2020 second quarter was $1.4 billion, which was up 7.5 percent compared to the same period in the previous year, due to the increases in gross profit in Pharmaceutical Distribution Services and Other. Adjusted gross profit as a percentage of revenue was 2.99 percent in the fiscal 2020 second quarter, a decrease of 5 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the second quarter of fiscal 2020, adjusted operating expenses were $745.2 million, an increase of 6.2 percent compared to the same period in the previous fiscal year primarily due to an increase in costs to support revenue growth primarily in Other, offset in part by lower depreciation due to the completion of the integration of H. D. Smith. Adjusted operating expenses as a percentage of revenue in the fiscal 2020 second quarter was 1.57 percent, compared to 1.62 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2020 second quarter, adjusted operating income of $671.7 million increased 8.9 percent from the prior year period due to an 8.9 percent increase in operating income within Pharmaceutical Distribution Services and an 8.4 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue was 1.42 percent in the fiscal 2020 second quarter, unchanged from the previous fiscal year’s second quarter.

•
Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2020 second quarter, net interest expense of $34.4 million was down 20.5 percent versus the prior year quarter primarily due to certain build-to-suit leases now being accounted for as operating leases, resulting from the adoption of the new lease accounting standard.

•	Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.5 percent for the second quarter of fiscal 2020, same as the previous fiscal year’s second quarter.

•
Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 13.7 percent to $2.40 in the second quarter of fiscal 2020 compared to $2.11 in the previous fiscal year’s second quarter, driven primarily by the increase in adjusted operating income and a lower number of diluted shares outstanding.

•
Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2020 were 207.1 million, a 2.6 percent decline versus the prior fiscal year second quarter primarily due to share repurchases.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $45.6 billion, an increase of 9.3 percent compared to the same quarter in the prior fiscal year primarily due to organic growth of some of its largest customers, increased specialty product sales and overall market growth. Segment operating income of $563.1 million in the second quarter of fiscal 2020 was up 8.9 percent compared to the same period in the previous fiscal year, primarily due to the increase in gross profit resulting from the growth in revenue.

Other

Revenue in Other was $1.9 billion in the second quarter of fiscal 2020, an increase of 12.7 percent compared to the same period in the prior fiscal year, due to growth at all three operating segments: MWI, ABCS and World Courier. Operating income in Other increased 8.4 percent to $108.3 million in the second quarter of fiscal 2020. This increase was primarily due to the performance of MWI and World Courier.

Recent Company Highlights & Milestones

•
AmerisourceBergen published its 2019 Corporate Citizenship Report, detailing the impact of its robust sustainability and community efforts across 150 campuses in 50 countries and its focus on sustainable operations, inspired associates and healthy communities. For the second year in a row, selected information within the 2019 Report was assured by ERM Certification and Verification Services.

•
The AmerisourceBergen Foundation has made grant donations that will be deployed to regional, national and global organizations focused on combating the economic, psychosocial and health challenges resulting from the COVID-19 pandemic.

•
MWI Animal Health announced a series of technology tools that will enable veterinarian practices to virtually engage with their clients, which has become critically important during the COVID-19 pandemic.

•
AmerisourceBergen launched additional offerings to specialty physician practices through IPN Solutions. Now, practices will have access to an expanded suite of solutions, which include enhanced business insights, revenue cycle management services, valuable clinical research opportunities and more offerings that integrate with existing practice technologies.

•
AmerisourceBergen announced that it is continuing its strategic relationship with the American Oncology Network, LLC (AON), a high-growth medical oncology provider with a focus on supporting the long-term viability of oncology treatment in community-based settings. AmerisourceBergen will support AON in its effort to accelerate key strategic priorities to scale its integrated value-based care delivery model nationwide.

Fiscal Year 2020 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2020 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has updated its fiscal year 2020 financial guidance to reflect the Company’s continued strong performance and opportunistic share repurchases in the second quarter and incorporate potential impacts of COVID-19 in the second half of the fiscal year. The Company now expects:

•	Revenue growth in the low- to mid-single digit percent range, down from the mid- to high- single digit percent range; and

•	Adjusted Diluted EPS to be in the range of $7.35 to $7.65, down from the previous range of $7.55 to $7.80.

Additional expectations now include:

•	Adjusted operating expenses to increase in the low-single digit percent range, down from the mid-single digit percent range;

•	Adjusted operating income growth in the low- to mid-single digit percent range, widened from the mid-single digit percent range;

◦	Pharmaceutical Distribution Services segment operating income growth in the low- to mid-single digit percent range, widened from mid-single digit percent range;

◦
Other, which is comprised of businesses focused on Global Commercialization Services & Animal Health, operating income decline in the low-single digit percent range, revised from growth in the high-single digit percent range; and

•	Weighted average diluted shares are now expected to be between 206 million to 207 million, down from the previous expectation of approximately 208 million for the fiscal year.

All other previously communicated aspects of the Company's fiscal year 2020 financial guidance and assumptions remain the same.

Dividend Declaration

The Company's Board of Directors declared a quarterly cash dividend of $0.42 per common share, payable June 1, 2020, to stockholders of record at the close of business on May 18, 2020.

New Share Repurchase Authorization

In May 2020, AmerisourceBergen's Board of Directors authorized a new share repurchase program allowing the Company to purchase up to $500 million of its outstanding shares of common stock, subject to market conditions. As of March 31, 2020, the Company had $68.8 million remaining under the share repurchase program authorized in October 2018.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on May 7, 2020. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (866) 270-1533. From outside the United States, dial (412) 317-0797. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From Canada, dial (855) 669-9658. From outside the United States and Canada, dial (412) 317-0088. The access code for the replay is 10142230.

Upcoming Investor Events

AmerisourceBergen management will be participating in the following investor conference in the coming months:

•Goldman Sachs 41st Annual Global Healthcare Conference, June 9-11.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 22,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500, with more than $175 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; regulatory or enforcement action in connection with our former compounded sterile preparations (CSP) business or the related consent decree; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier, including as a result of COVID-19; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2020	% of Revenue	Three Months Ended March 31, 2019	% of Revenue	% Change
Revenue	$47,417,639		$43,319,602		9.5%

Cost of goods sold	46,029,532		41,894,846		9.9%

Gross profit [1]	1,388,107	2.93%	1,424,756	3.29%	(2.6)%

Operating expenses:
Distribution, selling, and administrative [2]	693,413	1.46%	628,036	1.45%	10.4%
Depreciation and amortization	93,795	0.20%	123,766	0.29%	(24.2)%
Employee severance, litigation, and other [3]	67,732		55,389
Impairment of PharMEDium assets	223,652		570,000
Total operating expenses	1,078,592	2.27%	1,377,191	3.18%	(21.7)%

Operating income	309,515	0.65%	47,565	0.11%	550.7%

Other income [4]	(1,109)		(14,494)
Interest expense, net	34,421		43,275		(20.5)%

Income before income taxes	276,203	0.58%	18,784	0.04%	1,370.4%

Income tax benefit [5]	(694,908)		(9,289)

Net income	971,111	2.05%	28,073	0.06%	3,359.2%

Net income attributable to noncontrolling interest	(10,834)		(938)

Net income attributable to AmerisourceBergen Corporation	$960,277	2.03%	$27,135	0.06%	3,438.9%

Earnings per share:
Basic	$4.68		$0.13		3,500.0%
Diluted	$4.64		$0.13		3,469.2%

Weighted average common shares outstanding:
Basic	205,370		210,934		(2.6)%
Diluted	207,062		212,563		(2.6)%
 ________________________________________

[1]
Includes a $23.9 million LIFO expense, a $0.1 million gain from antitrust litigation settlements, and $5.0 million of PharMEDium shutdown costs in the three months ended March 31, 2020. Includes a $66.8 million LIFO credit, a $52.0 million gain from antitrust litigation settlements, and $12.3 million of PharMEDium remediation costs in the three months ended March 31, 2019.

[2]
Includes $27.5 million of PharMEDium shutdown costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the three months ended March 31, 2020.

[3]
Includes $25.0 million of employee severance, $30.8 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $11.9 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the three months ended March 31, 2020. Includes $14.0 million of employee severance, $13.8 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $27.5 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended March 31, 2019.

[4]	Includes a $13.7 million gain on the sale of an equity investment in the three months ended March 31, 2019.

[5]	Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business in the three months ended March 31, 2020.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2020	% of Revenue	Six Months Ended March 31, 2019	% of Revenue	% Change
Revenue	$95,282,381		$88,712,054		7.4%

Cost of goods sold	92,663,060		85,989,718		7.8%

Gross profit [1]	2,619,321	2.75%	2,722,336	3.07%	(3.8)%

Operating expenses:
Distribution, selling, and administrative [2]	1,379,366	1.45%	1,284,621	1.45%	7.4%
Depreciation and amortization	198,310	0.21%	246,266	0.28%	(19.5)%
Employee severance, litigation, and other [3]	107,041		96,061
Impairment of PharMEDium assets	361,652		570,000
Total operating expenses	2,046,369	2.15%	2,196,948	2.48%	(6.9)%

Operating income	572,952	0.60%	525,388	0.59%	9.1%

Other loss (income) [4]	1,733		(11,397)
Interest expense, net	65,428		85,445		(23.4)%

Income before income taxes	505,791	0.53%	451,340	0.51%	12.1%

Income tax (benefit) expense [5]	(651,888)		31,514

Net income	1,157,679	1.21%	419,826	0.47%	175.8%

Net (income) loss attributable to noncontrolling interest	(9,762)		961

Net income attributable to AmerisourceBergen Corporation	$1,147,917	1.20%	$420,787	0.47%	172.8%

Earnings per share:
Basic	$5.58		$1.99		180.4%
Diluted	$5.54		$1.97		181.2%

Weighted average common shares outstanding:
Basic	205,693		211,503		(2.7)%
Diluted	207,293		213,275		(2.8)%
 ________________________________________

[1]
Includes a $37.1 million LIFO expense, an $8.5 million gain from antitrust litigation settlements, and $12.1 million of PharMEDium remediation and shutdown costs in the six months ended March 31, 2020. Includes a $139.3 million gain from antitrust litigation settlements, a $69.8 million LIFO credit, $30.2 million of PharMEDium remediation costs, and a $22.0 million reversal of a prior period assessment relating to the New York State Opioid Stewardship Act in the six months ended March 31, 2019.

[2]
Includes $36.5 million of PharMEDium remediation and shutdown costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the six months ended March 31, 2020.

[3]
Includes $25.8 million of employee severance, $55.5 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $25.7 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the six months ended March 31, 2020. Includes $18.8 million of employee severance, $28.4 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $48.9 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the six months ended March 31, 2019.

[4]	Includes a $13.7 million gain on the sale of an equity investment in the six months ended March 31, 2019.

[5]	Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business in the six months ended March 31, 2020.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,388,107	$1,078,592	$309,515	$276,203	$(694,908)	$(10,834)	$960,277	$4.64

Gain from antitrust litigation settlements	(54)	—	(54)	(54)	(111)	—	57	—

LIFO expense	23,853	—	23,853	23,853	5,972	—	17,881	0.09

PharMEDium shutdown costs	4,989	(27,481)	32,470	32,470	8,107	—	24,363	0.12

Acquisition-related intangibles amortization	—	(26,670)	26,670	26,670	6,894	(435)	19,341	0.09

Employee severance, litigation, and other	—	(67,732)	67,732	67,732	16,978	—	50,754	0.25

Impairment of PharMEDium assets	—	(223,652)	223,652	223,652	56,156	—	167,496	0.81

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,965)	7,511	(1,677)	(0.01)

Certain discrete tax benefits [1]	—	—	—	—	741,015	—	(741,015)	(3.58)

Adjusted Non-GAAP	$1,416,895	$745,210	$671,685	$638,373	$137,138	$(3,758)	$497,477	$2.40	[2]

Adjusted Non-GAAP % change vs. prior year quarter	7.5%	6.2%	8.9%	11.2%	11.1%		10.7%	13.7%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.93%	2.99%
Operating expenses	2.27%	1.57%
Operating income	0.65%	1.42%

________________________________________

[1]	Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended March 31, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,424,756	$1,377,191	$47,565	$18,784	$(9,289)	$(938)	$27,135	$0.13

Gain from antitrust litigation settlements	(51,976)	—	(51,976)	(51,976)	(16,980)	—	(34,996)	(0.16)

LIFO credit	(66,805)	—	(66,805)	(66,805)	(17,137)	—	(49,668)	(0.23)

PharMEDium remediation costs	12,334	(3,563)	15,897	15,897	4,927	—	10,970	0.05

New York State Opioid Stewardship Act	—	—	—	—	(944)	—	944	—

Acquisition-related intangibles amortization	—	(46,594)	46,594	46,594	13,800	(437)	32,357	0.15

Employee severance, litigation, and other	—	(55,389)	55,389	55,389	7,474	—	47,915	0.23

Impairment of PharMEDium assets	—	(570,000)	570,000	570,000	145,103	—	424,897	2.00

Gain on sale of an equity investment	—	—	—	(13,692)	(3,485)	—	(10,207)	(0.05)

Adjusted Non-GAAP	$1,318,309	$701,645	$616,664	$574,191	$123,469	$(1,375)	$449,347	$2.11	[1]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.29%	3.04%
Operating expenses	3.18%	1.62%
Operating income	0.11%	1.42%

________________________________________

[1]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,619,321	$2,046,369	$572,952	$505,791	$(651,888)	$(9,762)	$1,147,917	$5.54

Gain from antitrust litigation settlements	(8,546)	—	(8,546)	(8,546)	(2,085)	—	(6,461)	(0.03)

LIFO expense	37,134	—	37,134	37,134	9,059	—	28,075	0.14

PharMEDium shutdown and remediation costs	12,124	(36,511)	48,635	48,635	11,864	—	36,771	0.18

Acquisition-related intangibles amortization	—	(60,236)	60,236	60,236	14,695	(871)	44,670	0.22

Employee severance, litigation, and other	—	(107,041)	107,041	107,041	26,114	—	80,927	0.39

Impairment of PharMEDium assets	—	(361,652)	361,652	361,652	88,227	—	273,425	1.32

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,965)	7,511	(1,677)	(0.01)

Certain discrete tax benefits [1]	—	—	—	—	741,015	—	(741,015)	(3.57)

Adjusted Non-GAAP	$2,660,033	$1,493,082	$1,166,951	$1,099,790	$234,036	$(3,122)	$862,632	$4.16	[2]

Adjusted Non-GAAP % change vs. prior year period	5.5%	4.2%	7.2%	9.9%	12.3%		8.9%	11.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.75%	2.79%
Operating expenses	2.15%	1.57%
Operating income	0.60%	1.22%

________________________________________

[1]	Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,722,336	$2,196,948	$525,388	$451,340	$31,514	$961	$420,787	$1.97

Gain from antitrust litigation settlements	(139,255)	—	(139,255)	(139,255)	(35,450)	—	(103,805)	(0.49)

LIFO credit	(69,834)	—	(69,834)	(69,834)	(17,778)	—	(52,056)	(0.24)

PharMEDium remediation costs	30,245	(6,147)	36,392	36,392	9,264	—	27,128	0.13

New York State Opioid Stewardship Act	(22,000)	—	(22,000)	(22,000)	(5,600)	—	(16,400)	(0.08)

Acquisition-related intangibles amortization	—	(91,746)	91,746	91,746	23,355	(943)	67,448	0.32

Employee severance, litigation, and other	—	(96,061)	96,061	96,061	24,454	—	71,607	0.34

Impairment of PharMEDium assets	—	(570,000)	570,000	570,000	145,103	—	424,897	1.99

Gain on sale of an equity investment	—	—	—	(13,692)	(3,485)	—	(10,207)	(0.05)

Tax reform [1]	—	—	—	—	36,997	—	(36,997)	(0.17)

Adjusted Non-GAAP	$2,521,492	$1,432,994	$1,088,498	$1,000,758	$208,374	$18	$792,402	$3.72

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.07%	2.84%
Operating expenses	2.48%	1.62%
Operating income	0.59%	1.23%

________________________________________

[1]	Includes a measurement period adjustment of the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three months ended March 31,
Revenue	2020	2019	% Change
Pharmaceutical Distribution Services	$45,562,670	$41,676,164	9.3%
Other	1,876,593	1,665,429	12.7%
Intersegment eliminations	(21,624)	(21,991)

Revenue	$47,417,639	$43,319,602	9.5%

	Three months ended March 31,
Operating income	2020	2019	% Change
Pharmaceutical Distribution Services	$563,097	$517,034	8.9%
Other	108,260	99,879	8.4%
Intersegment eliminations	328	(249)
Total segment operating income	671,685	616,664	8.9%

Gain from antitrust litigation settlements	54	51,976
LIFO (expense) credit	(23,853)	66,805
PharMEDium shutdown and remediation costs	(32,470)	(15,897)
Acquisition-related intangibles amortization	(26,670)	(46,594)
Employee severance, litigation, and other	(67,732)	(55,389)
Impairment of PharMEDium assets	(223,652)	(570,000)
Contingent consideration adjustment	12,153	—
Operating income	$309,515	$47,565

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.32%	2.38%
Operating expenses	1.08%	1.14%
Operating income	1.24%	1.24%

Other
Gross profit	19.15%	19.60%
Operating expenses	13.38%	13.60%
Operating income	5.77%	6.00%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.93%	3.29%
Operating expenses	2.27%	3.18%
Operating income	0.65%	0.11%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.99%	3.04%
Adjusted operating expenses	1.57%	1.62%
Adjusted operating income	1.42%	1.42%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2020	2019	% Change
Pharmaceutical Distribution Services	$91,599,498	$85,420,545	7.2%
Other	3,723,577	3,336,367	11.6%
Intersegment eliminations	(40,694)	(44,858)

Revenue	$95,282,381	$88,712,054	7.4%

	Six Months Ended March 31,
Operating income	2020	2019	% Change
Pharmaceutical Distribution Services	$954,791	$890,241	7.3%
Other	212,739	198,813	7.0%
Intersegment eliminations	(579)	(556)
Total segment operating income	1,166,951	1,088,498	7.2%

Gain from antitrust litigation settlements	8,546	139,255
LIFO (expense) credit	(37,134)	69,834
PharMEDium shutdown and remediation costs	(48,635)	(36,392)
New York State Opioid Stewardship Act	—	22,000
Acquisition-related intangibles amortization	(60,236)	(91,746)
Employee severance, litigation, and other	(107,041)	(96,061)
Impairment of PharMEDium assets	(361,652)	(570,000)
Contingent consideration adjustment	12,153	—
Operating income	$572,952	$525,388

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.13%	2.19%
Operating expenses	1.09%	1.15%
Operating income	1.04%	1.04%

Other
Gross profit	19.08%	19.53%
Operating expenses	13.37%	13.57%
Operating income	5.71%	5.96%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.75%	3.07%
Operating expenses	2.15%	2.48%
Operating income	0.60%	0.59%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.79%	2.84%
Adjusted operating expenses	1.57%	1.62%
Adjusted operating income	1.22%	1.23%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$3,691,938	$3,374,194
Accounts receivable, net	14,210,170	12,386,879
Inventories	11,102,566	11,060,254
Right to recover asset	1,301,108	1,147,483
Income tax receivable	699,494	5,859
Prepaid expenses and other	175,374	157,385
Total current assets	31,180,650	28,132,054

Property and equipment, net	1,421,768	1,770,516
Goodwill and other intangible assets	8,639,581	9,000,343
Other long-term assets	800,263	269,067

Total assets	$42,042,262	$39,171,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$30,719,987	$28,385,074
Other current liabilities	868,996	1,057,208
Short-term debt	522,807	139,012
Total current liabilities	32,111,790	29,581,294

Long-term debt	3,622,387	4,033,880

Accrued income taxes	279,403	284,075
Deferred income taxes	1,843,910	1,860,195
Other long-term liabilities	479,659	419,330

Total equity	3,705,113	2,993,206

Total liabilities and equity	$42,042,262	$39,171,980

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2020	2019
Operating Activities:
Net income	$1,157,679	$419,826
Adjustments to reconcile net income to net cash provided by operating activities [1]	643,981	820,403
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(2,052,216)	(880,805)
Inventories	(152,359)	(420,190)
Accounts payable	2,395,847	1,350,728
Other [2]	(997,225)	(186,630)
Net cash provided by operating activities	995,707	1,103,332

Investing Activities:
Capital expenditures	(144,382)	(161,488)
Cost of equity investments and acquired companies, net of cash acquired	(30,580)	(52,398)
Other	7,162	2,659
Net cash used in investing activities	(167,800)	(211,227)

Financing Activities:
Net borrowings (repayments)	947	(16,017)
Purchases of common stock [3]	(407,152)	(347,959)
Exercises of stock options	76,757	37,590
Cash dividends on common stock	(170,541)	(170,428)
Other	(10,174)	(12,057)
Net cash used in financing activities	(510,163)	(508,871)

Increase in cash and cash equivalents	317,744	383,234

Cash and cash equivalents at beginning of period	3,374,194	2,492,516

Cash and cash equivalents at end of period	$3,691,938	$2,875,750

________________________________________

[1]
Includes a LIFO expense of $37.1 million and an impairment of PharMEDium assets of $361.7 million in the six months ended March 31, 2020. Includes a LIFO credit of $69.8 million and an impairment of PharMEDium assets of $570.0 million in the six months ended March 31, 2019.

[2]	Includes a $693.6 million increase in income tax receivable for the six months ended March 31, 2020 primarily as a result of recognizing certain discrete tax benefits.

3 Purchases of common stock in the six months ended March 31, 2020 includes $14.8 million of September 2019 purchases that cash settled in October 2019. Purchases of common stock in the six months ended March 31, 2019 includes $24.0 million of September 2018 purchases that cash settled in October 2018.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, LIFO expense (credit), certain PharMEDium remediation costs, certain PharMEDium shutdown costs, and the (credit) related to the New York State Opioid Stewardship Act (the "NYS Opioid Act"). Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable expenses. The (credit) related to the NYS Opioid Act and PharMEDium shutdown costs are excluded because they are unusual and non-recurring and, in the case of the NYS Opioid Act, also non-cash. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. PharMEDium shutdown costs are costs incurred in connection with the permanent shutdown of the PharMEDium business. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The NYS Opioid Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the NYS Opioid Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium remediation costs, certain PharMEDium shutdown costs, impairment of PharMEDium's assets, and a contingent consideration adjustment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs, PharMEDium shutdown costs, a contingent consideration adjustment and the impairment of PharMEDium's assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. The contingent consideration adjustment reflects an adjustment made by one of the Company’s non-wholly-owned subsidiaries, Profarma Distribuidora de Produtos Farmacêuticos S.A., of its previous estimate of contingent consideration related to the purchase price of a prior business acquisition.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain on sale of an equity investment in fiscal 2019 is excluded from adjusted income before income taxes because it was unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•
Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•
Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense for the three and six months ended March 31, 2020. In addition, the final U.S. tax reform measurement period adjustment to the one-time transition tax liability on historical foreign earnings and profits through December 31, 2017 ("Tax Reform") is excluded from adjusted income tax expense for the six months ended March 31, 2019. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization and a contingent consideration adjustment. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; PharMEDium shutdown costs; the (credit) related to the NYS Opioid Act; acquisition-related intangibles amortization; employee severance, litigation, and other; a contingent consideration adjustment; gain on sale of an equity investment; and impairment of PharMEDium's assets; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share for the six months ended March 31, 2019 and the per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act are also excluded from adjusted diluted earnings per share for the three and six months ended March 31, 2020. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2020 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2020 adjusted free cash flow guidance. For fiscal year 2020, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the six months ended March 31, 2020 adjusted free cash flow of $909.4 million consisted of net cash provided by operating activities of $995.7 million, plus $66.7 million in cash payments made relating to unfavorable legal settlements, minus $8.5 million in cash payments received related to favorable legal settlements, and minus capital expenditures of $144.4 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Senior Vice President, Investor Relations

610-209-5691
bmurphy@amerisourcebergen.com

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